Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140657) of USA Technologies, Inc. of our report dated September 26, 2007, with respect to the consolidated financial statements and schedule of USA Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2007.

/s/ Goldstein Golub Kessler LLP

New York, NY
September 23, 2008